Exhibit 23.1

                                     Consent

As the independent certified public accountant, I hereby consent to the incorporation in the Registration Statement on Form SB-2 Amendment No. 1 of my report relating to the financial statements of Integrated Management Information, Inc. and to all references to this firm included in such Form SB-2, as of December 31, 2005 and 2004 and the related Statements for December 31, 2005 and 2004 and to my report relating to the financial statements of Cattlenetwork.com, Inc. as of December 31, 2004 and the related statements for December 31, 2004.




                                            /s/ E. Randall Gruber CPA, PC
                                           -------------------------------------
                                                E. Randall Gruber CPA, PC

June 20, 2006
St. Louis, Missouri